Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of Great American Financial Resources, Inc. of our reports dated February 28, 2006, with respect to the consolidated financial statements and schedules of Great American Financial Resources, Inc., Great American Financial Resources, Inc’ management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Great American Financial Resources, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
August 25, 2006